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                                                                    EXHIBIT 99.1


                        METROMEDIA CHINA CORPORATION AND
                         CHINA UNITED TELECOMMUNICATIONS
                          EXECUTE DEFINITIVE AGREEMENTS

New York - December 13, 1999 -- Metromedia International Group, Inc. (AMEX:MMG) announced today that its four telecommunications joint ventures in China had executed definitive agreements with China United Telecommunications incorporated (known as "China Unicom") setting forth terms for the termination of all cooperation projects undertaken between the joint ventures and China Unicom. As previously announced, termination of these cooperation projects was requested in a notification from China Unicom stating that the Chinese government had found the structure of such cooperative arrangements with foreign-invested entities (known as "China-China-Foreign" or "CCF" arrangements) to be improper. The joint ventures engaged in constructive negotiations with China Unicom since receipt of this notification to establish satisfactory terms for the termination of their CCF projects.

Under the terms of the termination agreements, MMG's joint ventures will immediately receive RMB 807.5 million in cash and they are entitled to receive an additional RMB 50 million in cash after completion of certain conditions. These amounts represent full and finally payment for settlement of all matters pertaining to the termination of China Unicom's cooperation projects with the joint ventures. As part of the termination settlement, China Unicom will unconditionally own any assets pertaining to the cooperation projects in which the joint ventures held an interest. In the termination agreements, China Unicom, the joint ventures and the joint ventures' shareholders waived all of their respective rights associated with the contracts underlying the cooperation projects now being terminated.

MMG anticipates the Metromedia China Corporation, its 58% owned subsidiary and holder of the MMG's interests in the joint ventures, expects ultimately to receive approximately US$90 million in loan repayment (at current exchange rates) and other distributions after the termination of the joint ventures' cooperative projects, MMG anticipates causing the dissolution and liquidation of the four joint ventures in accordance with the terms of their respective joint venture contracts. MMG cannot currently determine the ultimate amount and time of payments that it will receive from Metromedia China Corporation after termination of the joint ventures' cooperation with China Unicom. In addition, MMG makes no assurances that it or Metromedia China Corporation will be able to convert or repatriate in full any amount received as a result of the settlement with China Unicom or the dissolution of the joint ventures.


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As previously announced, effective July 1, 1999 each of MMG's four joint ventures stopped accounting for cash distributions receivable from China Unicom under term of the cooperation project contracts and for amortization of their investments in the cooperation projects. In addition, MMG recorded a non-cash impairment charge of US$50.9 million for the write-off of goodwill in its third quarter results. MMG does not currently anticipate any need to record a further non-cash impairment charge in its year-end results as a result of the final settlement with China Unicom.

MMG's Metromedia China subsidiary has interests in another joint venture in China. Huaxia Metromedia Information Technology Co., Ltd. that is not engaged in any cooperation with China Unicom and is not affected by the China Unicom project termination agreements. Metromedia China intends to continue active development of this joint venture as well as to pursue additional joint ventures and other business opportunities in China's information industry sector.

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries, MMG owns and operates communications and media businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over the fiber optic and satellite-based networks, international toll calling, fixed wireless local loop and trunk mobile radio, wireless and wired cable television stations, FM radio stations and radio paging operations.

THIS NEW RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC AND BUSINESS CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, COMPETITION, CHANGES IN TECHNOLOGY AND METHODS OF MARKETING, AND VARIOUS OTHER FACTORS BEYOND MMG'S CONTROL. THIS ALSO INCLUDES SUCH FACTORS AS ARE DESCRIBED FROM TIME TO TIME IN THE SEC REPORTS FILED BY METROMEDIA INTERNATIONAL GROUP, INC., INCLUDING ITS ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1998 FILED ON FORM 10-K/A AND ITS QUARTERLY REPORT FOR THE PERIOD ENDED SEPTEMBER 30, 1999 FILED ON FORM 10-Q.


Company Contact:                    Sandra Moreno
                                    Investor Relations
                                    212-606-438